Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER EPS OF $0.17, FULL YEAR EPS OF $1.25, AND PROVIDES 2014 OUTLOOK

•                  4Q2013 and FY2013 results negatively impacted by a one-time False Claims Act litigation settlement charge of $9.95 million or $0.14 per share after tax

•                  4Q2013 and FY2013 EPS of $0.31 and $1.39, respectively, excluding litigation charge

•                  2013 Net Income of $53.7 million versus $45.9 million in 2012, up 17.0% YOY

•                  2013 Operating Income of $100.3 million versus $96.7 million in 2012, up 3.7% YOY

•                  2013 EBITDA of $169.3 million versus $168.8 million in 2012, up 0.3% YOY

•                  2013 Cash Flow from Operations of $195.7 million versus $94.0 million in 2012, up 108.2%

HONOLULU, Hawaii (February 25, 2014) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $7.3 million, or $0.17 per diluted share for the quarter ended December 31, 2013 which was negatively impacted by the Litigation Charge (as defined below) of $0.14 per share.  Net income for the quarter ended December 31, 2012 was $15.6 million, or $0.36 per diluted share.  Consolidated revenue for the fourth quarter 2013 was $410.9 million compared with $398.3 million reported for the fourth quarter 2012.

For the full year 2013, Matson reported net income of $53.7 million, or $1.25 per diluted share compared with $45.9 million, or $1.08 per diluted share in 2012.  Full year 2013 results were also negatively impacted by the Litigation Charge of $0.14 per share.  Consolidated revenue or the full year 2013 was $1,637.2 million, compared with $1,560.0 million in 2012.

Matt Cox, Matson’s President and Chief Executive Officer commented, “Excluding the litigation charge, our operating income results were in line with our outlook as we had another solid quarter of core operational performance driven by continued stability in our Ocean Transportation business and marked improvement in our Logistics unit warehouse operations.  Unfortunately, our financial results were impacted by the litigation charge, which while a very difficult decision, was the most prudent path forward.  For the full year, we achieved improved operating results, attributable to Hawaii freight volume growth in the first half of the year, continued strong demand for our expedited China service and improvements in Logistics operations. Cash generation continued to be strong, with $195.7 million of cash flow from operations and only $35.2 million of capital expenditures for the full year - the net of which produced free cash flow per share of $3.72.”

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Mr. Cox continued, “Looking out to 2014, we expect Ocean Transportation operating income to be near or slightly above 2013 levels and Logistics operating income to show modest improvement.  We expect our core businesses to continue to generate significant cash flow to support our dividend, fund construction of new vessels and pursue attractive growth opportunities.  We remain focused on continued operational excellence, maintaining a strong, flexible balance sheet, and growing shareholder value through strong returns from the capital we put to use. We are ready for the year ahead.”

Fourth Quarter 2013 Discussion and 2014 Outlook

Ocean Transportation: Following year over year volume growth in the first half of 2013, Hawaii container volume contracted in the third and fourth quarters.  Despite the lull in container volume that has continued into early 2014, the Company believes that the Hawaii economy is in a multi-year recovery and is anticipating modest market growth in the trade in 2014.  Containership capacity is projected to increase in the second half of 2014 as a competitor is expected to launch an additional, new vessel into the trade.  Overall, the Company anticipates a slight year over year increase in its Hawaii container volume for 2014.

In the China trade, freight rates eroded in the fourth quarter 2013, a reflection of the ongoing vessel overcapacity in the market and the international carriers’ inability to sustain general rate increases.  In 2014, overcapacity is expected to continue, with vessel deliveries outpacing demand growth, leading to modest freight rate erosion.  However, the Company expects its ships will remain at high utilization levels, and its service will continue to realize a premium to market rates for its expedited service in 2014.

In Guam, the Company’s container volume contracted in the fourth quarter due to general market conditions.  Muted growth is expected in Guam for 2014 and therefore the Company expects its volume to be relatively flat compared to 2013, assuming no new competitors enter the market.

The Company plans to maintain its core nine-ship fleet deployment throughout 2014 for the trade lanes referenced above.

Additionally, in 2013 the Company incurred start-up costs and service reconfiguration expenses in the South Pacific trade.  The Company expects performance improvement in the trade as these costs are not expected to recur in 2014.

The Company’s terminal operations joint venture, SSAT, had year over year improvement in operating results during the fourth quarter, primarily due to new customer activity and improved lift volume at its expanded Oakland terminal. The Company expects modest profit at SSAT for 2014.

In addition to its Ocean Transportation service lines, Matson incurred response costs, legal expenses and third party claims of $1.7 million and $3.0 million in the fourth quarter and second half of 2013, respectively, in connection with the molasses incident at Honolulu Harbor that occurred in September 2013.  At this stage in the proceedings, the Company is not able to estimate the future costs, penalties, damages or expenses that it may incur related to the incident.

And, as referenced above, the Company accrued $9.95 million for a proposed litigation settlement in the case entitled United States of America, ex rel. Mario Rizzo v. Horizon Lines, LLC et al. (the “Litigation Charge”).  The full settlement of all of plaintiff’s claims was reached at a non-binding mediation and was approved by the Company’s Board of Directors on February 23, 2014.  The settlement is contingent upon approval of the United States government, and the dismissal of the case with prejudice by the District Court.

The Company’s outlook for 2014 excludes any future impact of the molasses incident and is being provided relative to the prior year’s operating income excluding the Litigation Charge.  For the full year 2014, Ocean Transportation operating income is expected to be near or slightly above levels achieved in 2013 which was $104.3 million excluding the Litigation Charge.  Operating income for the first quarter of 2014 is expected to be approximately one half the prior year’s level of $18.5 million due to the timing of fuel surcharge collections, lower Hawaii volume and lower China freight rates.

Logistics: Volume growth in Logistics’ intermodal and highway businesses extended into the fourth quarter 2013 and, combined with continued cost cutting measures, operating income margin improved to 1.9 percent of revenues.  The Company expects 2014 operating income to modestly exceed the 2013 level of $6.0 million, driven by continued volume growth, expense control and improvements in warehouse operations.

Interest Expense: The Company expects its interest expense in 2014 to increase over the 2013 amount by approximately $3.5 million due primarily to the Notes financing transaction that closed on January 28, 2014.

Income Tax Expense: Net income and earnings per share in the fourth quarter 2013 were adversely impacted by an effective tax rate of 49.3 percent as compared to 21.9 percent in the fourth quarter 2012. The rate for the fourth quarter 2013 was higher primarily due to the impact of the Litigation Charge, and a change in timing of CCF deposits that led to a corresponding increase in tax expense.  The rate for fourth quarter 2012 was unusually low primarily due to a favorable, non-recurring change to state tax law that required the Company re-value its deferred tax liabilities. The Company expects its 2014 effective tax rate to be approximately 38.5 percent.

Other: The Company expects maintenance capital expenditures for 2014 to be approximately $40.0 million.  Additionally, while the Company does not have any scheduled contract payments in 2014 relating to its two vessels under construction, it does expect to make additional contributions to its Capital Construction Fund (“CCF”).

Results By Segment

Ocean Transportation — Three months ended December 31, 2013 compared with prior year period

	Three Months Ended December 31
(Dollars in millions)	2013	2012	Change
Revenue	$309.4	$303.7	1.9%
Operating costs and expenses	$293.4	$277.0	5.9%
Operating income	$16.0	$26.7	(40.1)%
Operating income margin	5.2%	8.8%
Volume (units) (1)
Hawaii containers	33,900	35,100	(3.4)%
Hawaii automobiles	18,500	18,800	(1.6)%
China containers	15,500	14,000	10.7%
Guam containers(2)	6,200	6,400	(3.1)%
Micronesia/South Pacific containers(2)	4,800	1,300	269.2%

(1)     Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

(2)     In January 2013, the Company purchased the assets of Reef Shipping Limited. Accordingly, given new route configurations in the South Pacific trade, the Company reclassified 2012 volume related to Yap and Palau from the Guam containers total to the Micronesia/South Pacific containers total.

Ocean Transportation revenue increased $5.7 million, or 1.9 percent, during the fourth quarter 2013 compared with the fourth quarter 2012.  The year over year increase was due to new volume associated with the Company’s Micronesia/South Pacific trade and the combined impact of improved freight rates and favorable cargo mix changes in Hawaii, largely offset by lower fuel surcharges, lower volume in Hawaii, and lower China freight rates.

On a year over year basis, Hawaii and Guam container volume decreased 3.4 percent and 3.1 percent, respectively, due to a modestly slower freight environment; China volume increased 10.7 percent, as a result of an additional sailing during the fourth quarter 2013; and Micronesia/South Pacific volume increased due to the acquisition of the assets of Reef Shipping Limited in January 2013.

Ocean Transportation operating income decreased $10.7 million, or 40.1 percent during the fourth quarter 2013 compared with the fourth quarter 2012.  The decrease in operating income resulted primarily from the Litigation Charge of $9.95 million, lower volume in the Hawaii trade, lower China freight rates and $1.7 million in legal expenses and third party claims related to the molasses released into Honolulu Harbor.  Offsetting these decreases to operating income were freight rate and cargo mix improvements in Hawaii, lower outside transportation costs due to barge dry-dockings in the prior year period, and lower vessel operating expenses attributable to the operation of a nine-ship fleet for the quarter.  The Company operated a 10-ship fleet for a significant portion of the fourth quarter 2012 due to vessel dry-docking.

The Company’s SSAT terminal joint venture investment contributed $1.0 million during the fourth quarter 2013, compared to a $0.1 million contribution in the fourth quarter 2012.  The increase was primarily due to improved lift volume from new customers at SSAT’s expanded terminal operations in Oakland, partially offset by transition costs related to the Oakland terminal expansion.

Ocean Transportation — Year ended December 31, 2013 compared with prior year

	Year Ended December 31
(Dollars in millions)	2013	2012	Change
Revenue	$1,229.4	$1,189.8	3.3%
Operating costs and expenses	$1,135.1	$1,093.2	3.8%
Operating income	$94.3	$96.6	(2.4)%
Operating income margin	7.7%	8.1%
Volume (units) (1)
Hawaii containers	138,500	137,200	0.9%
Hawaii automobiles	81,500	78,800	3.4%
China containers	61,300	60,000	2.2%
Guam containers(2)	24,100	24,500	(1.6)%
Micronesia/South Pacific containers(2)	12,800	5,600	128.6%

(1)     Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

(2)     In January 2013, the Company purchased the assets of Reef Shipping Limited. Accordingly, given new route configurations in the South Pacific trade, the Company reclassified 2012 volume related to Yap and Palau from the Guam containers total to the Micronesia/South Pacific containers total.

Ocean Transportation revenue increased $39.6 million, or 3.3 percent during the year ended December 31, 2013 compared to the prior year.  The increase was primarily due to new volume associated with the Company’s Micronesia/South Pacific trade and improved freight rates and favorable cargo mix changes in Hawaii, partially offset by lower fuel surcharges resulting from lower fuel prices.

During the year ended December 31, 2013, Hawaii container and automobile volume increased 0.9 percent and 3.4 percent, respectively, due to modest market growth; China volume was 2.2 percent higher primarily the result of an additional sailing in 2013; Guam volume was slightly lower due to general market conditions; and Micronesia/South Pacific volume increased due to the acquisition of the assets of Reef Shipping Limited early in the year.

Ocean Transportation operating income decreased $2.3 million, or 2.4 percent during the year ended December 31, 2013.  The decrease in operating income was primarily due to the Litigation Charge of $9.95 million, start-up costs and service reconfiguration expenses in the South Pacific trade, higher general and administrative expenses, and other non-recurring unfavorable items.  In addition, the Company incurred $3.0 million in response costs, legal expenses and third party claims related to the molasses released into Honolulu Harbor. The decrease in operating income was partially offset by freight rate and cargo mix improvements in Hawaii, lower vessel expenses from the full year deployment of a nine-ship fleet, lower outside transportation costs due to barge dry-dockings in the prior year, and the absence of Separation costs.

Losses attributable to the Company’s SSAT terminal joint venture investment were $2.0 million during the year ended December 31, 2013, compared to an income contribution of $3.2 million in the prior year. The loss reflected past customer losses that resulted in lower lift volume and higher than expected transition costs related to the expansion of its terminal operations in Oakland, partially offset by new customers and volume at the expanded Oakland terminal in the fourth quarter 2013.

Logistics — Three months ended December 31, 2013 compared with prior year period

	Three Months Ended December 31
(Dollars in millions)	2013	2012	Change
Intermodal revenue	$59.0	$58.6	0.7%
Highway revenue	42.5	36.0	18.1%
Total Revenue	$101.5	$94.6	7.3%
Operating income	$1.9	$(2.8)
Operating income margin	1.9%	(3.0)%

Logistics revenue increased $6.9 million, or 7.3 percent, during the fourth quarter 2013 compared with the fourth quarter 2012.  This increase was primarily due to improved highway volume.

Logistics operating income for the fourth quarter 2013 increased by $4.7 million compared to the prior year period.  The increase was primarily due to the absence of a $3.9 million of charge taken in the fourth quarter 2012 related to intangible asset impairment and a warehouse lease restructuring charge.  In addition, Logistics fourth quarter 2013 operating income benefited from warehouse operating improvements.

Logistics — Year ended December 31, 2013 compared with prior year

	Year Ended December 31
(Dollars in millions)	2013	2012	Change
Intermodal revenue	$244.2	$229.1	6.6%
Highway revenue	163.6	141.1	15.9%
Total Revenue	$407.8	$370.2	10.2%
Operating income	$6.0	$0.1
Operating income margin	1.5%	0.0%

Logistics revenue for the year ended December 31, 2013 increased $37.6 million, or 10.2 percent, compared to the prior year.  This increase was the result of higher intermodal and highway volume.

Logistics operating income for the year ended December 31, 2013 increased by $5.9 million compared to the prior year.  The increase was primarily due to the absence of the previously described fourth quarter 2012 charge.  In addition, Logistics operating income in 2013 benefited from lower general and administrative expenses and higher intermodal volume than in 2012.

EBITDA, Cash Flow & Capital Allocation

Matson continued to generate strong cash flow during the fourth quarter 2013.  EBITDA was $35.3 million in the fourth quarter 2013 compared to $40.3 million in the prior year period, a decrease of $5.0 million, or 12.4 percent.  For the full year 2013 EBITDA was $169.3 million compared to $168.8 million in 2012, an increase of $0.5 million, or 0.3 percent. Absent the $9.95 million Litigation Charge, fourth quarter and full year 2013 EBITDA would have been $45.3 million and $179.3 million, respectively.

Cash flow from operations for 2013 was $195.7 million compared to $94.0 million in the prior year, including $57.5 million in positive cash flow from deferred income taxes which primarily resulted from the Company’s CCF contributions.

Capital expenditures for the year ended December 31, 2013 totaled $35.2 million, including payment of $8.4 million towards the new vessel order, compared with $38.1 million in the prior year period.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.16 per share payable on March 6, 2014 to shareholders of record on February 13, 2014.

Debt & Cash Levels

Total debt as of December 31, 2013 was $286.1 million, of which $273.6 million was long-term debt.  During the fourth quarter 2013, the Company reduced its total debt by $3.8 million while cash and cash equivalents increased by $32.7 million to $114.5 million.  The ratio of Net Debt to last twelve month EBITDA was 1.0 as of December 31, 2013.

On January 28, 2014, pursuant to a previously announced private placement agreement, the Company issued $100 million of 30-year senior unsecured notes (the “Notes”).  The Notes have a weighted average life of approximately 14.5 years and bear an interest rate of 4.35 percent, payable semi-annually.

Teleconference and Webcast

Matson, Inc. has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST/11:30 a.m. HST today to discuss its fourth quarter and annual 2013 performance and business outlook for 2014.  The call will be broadcast live on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through Tuesday, March 4, 2014 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 34146102.  The slides and audio webcast of the conference call will be archived on the Company’s Investor Relations page of the Matson website.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the island economies of Hawaii, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company’s fleet consists of 18 owned and three chartered vessels including containerships, combination container/roll-on/roll-off ships, and custom-designed barges.  Established in 1987, Matson Logistics extends the geographic reach of Matson’s transportation network throughout the continental U.S. Logistics services include domestic and international rail intermodal, highway brokerage and warehousing.  Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.   These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”), Free Cash Flow per Share, and Net Debt/EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors, including the timing of the entry of a competitor in the Guam trade lane; consummating and integrating acquisitions; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential adverse effect of the molasses release on Matson’s business and stock price, the potential for changes in the Company’s operations or regulatory compliance obligations and potential governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions, including debarment, relating to the molasses release; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

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MATSON, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In millions, except per-share amounts) (Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Operating Revenue:
Ocean transportation	$309.4	$303.7	$1,229.4	$1,189.8
Logistics	101.5	94.6	407.8	370.2
Total operating revenue	410.9	398.3	1,637.2	1,560.0

Costs and Expenses:
Operating costs	361.0	342.1	1,402.3	1,338.1
Equity in loss (income) of terminal joint venture	(1.0)	(0.1)	2.0	(3.2)
Selling, general and administrative	33.0	32.4	132.6	119.8
Separation costs	—	—	—	8.6
Operating costs and expenses	393.0	374.4	1,536.9	1,463.3

Operating Income	17.9	23.9	100.3	96.7
Interest expense	(3.5)	(3.8)	(14.4)	(11.7)
Income from Continuing Operations Before Income Taxes	14.4	20.1	85.9	85.0
Income tax expense	(7.1)	(4.4)	(32.2)	(33.0)
Income From Continuing Operations	7.3	15.7	53.7	52.0
Loss from Discontinued Operations (net of income taxes)	—	(0.1)	—	(6.1)
Net Income	$7.3	$15.6	$53.7	$45.9

Basic Earnings (Loss) Per Share:
Continuing operations	$0.17	$0.37	$1.26	$1.23
Discontinued operations	—	—	—	(0.14)
Basic Earnings Per Share	$0.17	$0.37	$1.26	$1.09

Diluted Earnings (Loss) Per Share:
Continuing operations	$0.17	$0.36	$1.25	$1.22
Discontinued operations	—	—	—	(0.14)
Diluted Earnings Per Share	$0.17	$0.36	$1.25	$1.08

Weighted Average Number of Shares Outstanding:
Basic	42.8	42.6	42.7	42.3
Diluted	43.3	42.9	43.1	42.7

Cash Dividends Per Share	$0.16	$0.15	$0.62	$0.93

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$114.5	$19.9
Other current assets	234.4	214.2
Total current assets	348.9	234.1
Investment in terminal joint venture	57.6	59.6
Property and equipment — net	735.4	762.5
Other assets	106.4	118.1
Total assets	$1,248.3	$1,174.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$12.5	$16.4
Other current liabilities	188.1	177.0
Total current liabilities	200.6	193.4

Long-term debt	273.6	302.7
Deferred income taxes	326.1	251.9
Employee benefit plans	74.4	108.0
Other liabilities	35.4	38.4
Total long-term liabilities	709.5	701.0

Total shareholders’ equity	338.2	279.9
Total liabilities and shareholders’ equity	$1,248.3	$1,174.3

EBITDA Reconciliation

	Three Months Ended December 31
(in $ millions)	2013	2012	Change
Net Income	$7.3	$15.6	$(8.3)
Subtract: Loss from discontinued operations	—	(0.1)	0.1
Add: Income tax expense	7.1	4.4	2.7
Add: Interest expense	3.5	3.8	(0.3)
Add: Depreciation and amortization	17.4	16.4	1.0
EBITDA(1)	$35.3	$40.3	$(5.0)

	Year Ended December 31
(in $ millions)	2013	2012	Change
Net Income	$53.7	$45.9	$7.8
Subtract: Loss from discontinued operations	—	(6.1)	6.1
Add: Income tax expense	32.2	33.0	(0.8)
Add: Interest expense	14.4	11.7	2.7
Add: Depreciation and amortization	69.0	72.1	(3.1)
EBITDA(1)	$169.3	$168.8	$0.5

(1)         We calculate EBITDA as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization.  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies: this calculation of EBITDA is not identical to EBITDA used by our lenders to determine financial covenant compliance.

Net Debt Reconciliation

As of December 31, 2013 (in $ millions)

Total Debt:	$286.1
(Less) Total Cash and cash equivalents	(114.5)
Net Debt	$171.6

Earnings per Share before Litigation Charge Reconciliation

(in $ millions, except per share amount)	Three Months Ended December 31, 2013	Year Ended December 31, 2013
Net Income	$7.3	$53.7
Add: Litigation Charge	9.95	9.95
Less: Income tax expense effect of Litigation Charge	(3.7)	(3.7)
Net Income before Litigation Charge	$13.5	$59.9
Weighted Average Number of Shares — Diluted	43.3	43.1
Diluted Earnings per Share before Litigation Charge	$0.31	$1.39

Free Cash Flow per Share Reconciliation

(in $ millions, except per share amount)	Year Ended December 31, 2013
Cash flow from operations	$195.7
Subtract: Capital expenditures	(35.2)
Free Cash Flow	$160.5
Weighted Average Number of Shares — Diluted	43.1
Free Cash Flow per Share	$3.72